EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT ("'Agreement"') is made effective as of May 16, 2024 ( .. Effective Date"), between Silver Star Properties REIT, Inc., a Maryland corporation (the "Company" and together with its subsidiaries and affiliates, the "Company Group") and Robert Alexander Board (the "Executive"). WHEREAS, the Company wishes to employ Executive to serve as its Principal Accounting Officer and Deputy Chief Financial Officer ('·Role") of the Company and of its subsidiary Hartman XX Limited Partnership, a Texas limited partnership ('·Partnership") (together with the other affiliates of the Company and the Partnership, the "Company Group"), and Executive is willing to undertake such employment in accordance with the terms of this Agreement; WHEREAS, the Executive Committee of the Board of Directors (the "Executive Committee") has been given complete authority with respect to the operations of the Company and authority of the Board of Directors and Executive in all capacities shall report to and follow the direction and input of the Executive Committee; and NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows: 1. TERM OF EMPLOYMENT, Subject to the prov1s1ons of this Agreement, Executive is employed in the above Role beginning on May 16, 2024 and ending on May I 5, 2025 (the "Fixed Term"). Notwithstanding the foregoing, Executive's employment hereunder may be earlier terminated in accordance with paragraph 4 hereof. The period of time between the Effective Date and the tennination of Executive's employment hereunder shall be referred to herein as the "Term." 2. DUT)f,;S. Executive will devote his best efforts to the business and affairs of the Company Group, perform such services consistent with his position as are designated by the Company Group, and use his best efforts to promote the interest of the Company Group. Executive will perform duties consistent with a person in his capacity and shall also perform such other functions and undertake such other responsibilities as are customarily associated with such capacity or that are assigned by the Executive Committee from time to time that are not inconsistent with Executive's position. Executive pledges that during his employment he shall use his time and attention for the business of the Company Group. Executive further agrees to comply with all rules, regulations and policies established or issued by and made applicable to the Company's executives generally. 3. COMPENSATION. During the Tenn, the Company will pay Executive: A regular base salary for the first annual period equal to $200,000.00 and thereafter any increase will be determined by the Executive Committee with input from the Company's compensation consultant. Such base salary will be payable in periodic installments, less mandatory deductions, on the same basis as that of other executives of the Company. 4. TERMINATION AND PAYMENTS. The Payments contained in this paragraph 4 shall only apply during the Fixed Term. 4.1. Termination of Employme/11. Executive's employment hereunder will terminate upon the first to occur of the following: a) Death and Disability. Executive's employment hereunder will terminate immediately